EXHIBIT 10.30

May 30, 2003

Mr. John T. Redmond

President and Chief Executive Officer

MGM Grand Resorts

3600 Las Vegas Boulevard, South

Las Vegas, NV 80109

Re: Increase in Scope of Construction of the Borgata

Dear Mr. Redmond:

This letter agreement (“Letter Agreement”) represents the agreement to an increase in the scope of the Facility (as detailed below), to be constructed in accordance with the terms of that certain Operating Agreement (the “Operating Agreement”) of Marina District Development Holding Co., LLC, a New Jersey limited liability company (“Holding Co.”) as adopted and amended by that certain Contribution and Adoption Agreement, effective December 13, 2000, by and among Holding Co., MAC, CORP., a New Jersey corporation (“MR Sub”) and Boyd Atlantic City, Inc., a New Jersey corporation (“Boyd Sub”). MR Sub and Boyd Sub are the Members of Holding Co. Unless otherwise defined herein, all capitalized terms in this Letter Agreement shall have the same meaning ascribed to such terms in the Operating Agreement.

The parties hereby agree as follows:

A. MR Sub and Boyd Sub agree and acknowledge that the following shall represent an increase in the scope of the Facility for purposes of Section 3.3(b)(iii) of the Operating Agreement:

Signature Suites: Two (2) designer suites, each at least 4,500 square feet, including entry foyer, entertainment area, living room, dining room, butler’s pantry, bedroom, bathroom, office/den area, powder room and custom features throughout (the “Signature Suites”), will be constructed increasing the aggregate shared Project Costs by no more than Five Million Eight Hundred Thousand Dollars ($5,800,000). The Signature Suites shall be constructed by Marina District Development Company, LLC (“MDDC”) in the hotel tower of Borgata Hotel Casino & Spa.

B. MR Sub and Boyd Sub shall share equally in the increase, if any, in the aggregate Project Costs up to but not exceeding the approved increase in scope as set forth in Section A of this Letter Agreement. As a result of the approved increase in scope of the Facility, the responsibility of Boyd Sub to make additional capital contributions due to cost overruns, pursuant to Section 3.3(b) of the Operating Agreement, shall not be triggered until, and only to the extent that, the aggregate Project Costs exceed One- Billion Seventy-Two Million Eight-Hundred Thousand Dollars ($1,072,800,000), which represents One-Billion Sixty-Seven Million Dollars ($1,067,000,000) plus the amount set forth Section A of this Letter Agreement. Correspondingly, Boyd Sub and MR Sub shall share equally in all In Balance Contributions, if any, required by the provider of Construction Financing to the extent such In Balance Contributions relate to the approved increase in scope as set forth in this Letter Agreement.

To: Mr. John T. Redmond

May 30, 2003

Page Two

C. The Signature Suites shall be considered a part of the Program and the Facility for all purposes under the Operating Agreement.

Please indicate your agreement to the terms of this Letter Agreement by countersigning below, where indicated.

Very truly yours,

BOYD GAMING CORPORATION, a
Nevada corporation

By:	/s/ ELLIS LANDAU
Its:	Executive Vice President, Treasurer and Chief Financial Officer

BOYD ATLANTIC CITY, INC.,
New Jersey corporation

By:	/s/ ELLIS LANDAU
Its:	Vice President, Treasurer and Chief Financial Officer

ACCEPTED AND AGREED TO this 30TH day of MAY, 2003:

MAC, CORP., a New Jersey corporation

By:	/s/ JOHN REDMOND
Its:	CHAIRMAN

MIRAGE RESORTS, INCORPORATED, a Nevada corporation

By:	/s/ JOHN REDMOND
Its:	AUTHORIZED REPRESENTATIVE